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                                                               EXHIBIT 10.19



Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                                   TERM SHEET

               MUSIC BOULEVARD/GROLIER INTERACTIVE/ONLINE, GROUPE

Purpose:

          Incorpoate a customized Music Boulevard storefront in the Club Internet service.


Launch Date:

          To be determined.

          * FUNCTION: GIE/OG will be considered as a broker of Music Boulevard Site in French, by being in charge of the promotion of the French site on the Internet.

          * GIE/OG will create the French interface (translation's costs on its account) and inform French speaking customers about the selling conditions of the service.

          * GIE/OG, being the only broker and not the direct seller, will limit its responsibility. Consequently, N2K standard terms and conditions of sale will apply to all transactions.

          * HOSTING: it is understood that GIE/OG will develop and host the introductory pages on their site, linking to MB as per the agreement of the parties. A mirror of the French pages will be created on the Music Boulevard servers for the North American visitors.


Term of Agreement:

          1 Year from launch date.


Renewal:

          No later than 90 days prior to the expiration of the term, the parties will enter into good faith negotiations to renew the agreement on mutually acceptable terms. Failure to reach an agreement will cause the Agreement to lapse automatically.


Exclusivity Agreement:

          During the term of this agreement:

          * Music Boulevard will be designated as the official music store of GIE/OG.

          * N2K will not enter into a similar agreement with another French online service.

          * GIE/OG will not enter into a similar agreement with a merchant of musical recordings; provided that (I) GIE/OG may continue to broker the sale of French musical recordings sold in France that are not available through Music Boulevard, and (II) if a merchant of locally produced French musical recordings shall seek to have GIE/OG broker the sale of such recordings, and the price at which such merchant proposes to sell such recordings is materially lower than the price at which such recordings are offered on
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            Music Boulevard, then N2K and GIE/OG will discuss a modification to their business arrangement.

          * In the event GIE/OG shall desire to enter the online music and merchandising business (by establishing an online store or otherwise), whether under its own brand or another brand, it will first offer N2K the opportunity to propose a new business arrangement whereby N2K and GIE/OG will jointly develop such online business.


Promotion:

            GIE/OG agrees to promote the French version of Music Boulevard on the following channels:

            * on Club Internet

            * on any kind of advertising medium used by Club Internet in connection with its regular promotions, such as brochures.

            * on Club Music, which is the editorial music magazine on Club
              Internet, by creating, for example, promotional packages of several products.

            * in PLANETE INTERNET (the leading French speaking Internet magazine in print) distributed in FRANCE, BENELUX, QUEBEC.

            * in major directories of French newsgroups.

            Further, GIE/OG will add links to the Music Boulevard database whenever references are made to recording artists on Club Internet.

            GIE/OG will also use its best efforts to promote the French Music Boulevard site on the Lagardere radio network.

            GIE/OG will establish a promotion schedule for 1997 within 45 days of the execution of the final agreement between them.

            N2K will regularly promote the French Music Boulevard site, and will clearly identify the French language option on its home page (e.g., with a French flag).


Sales Commission:

            During the term of this agreement, N2K will pay GIE/OG the following royalty for every transaction completed on the Music Boulevard web store by a Covered Person. A Covered Person is a person who entered the Music Boulevard store and whose Bill to/Ship to address is in France or the Benelux countries. Covered Persons may also include persons located in Quebec, but GIE/OG's



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            compensation with respect to such persons will be determined after
            GIE/OG shall have presented to N2K a marketing plan for Quebec that is satisfactory to N2K.

          * [xxxx] of the actual selling price on Music Boulevard, less credit card charges, shipping and handling, for CD's and cassettes.

          * [****] of the actual selling price on Music Boulevard, less credit card charges, shipping and handling, for CD's and cassettes on sale ("en solde"). Typically, at any time, approximately 150 items are on the sale out of the 150,000 items offered for sale. French Special Deals will be treated as "on sale" if discounts are offered for purchase.

          * Other merchandise [****] of selling price, less credit card, packaging, shipping and handling.


Payment of Commissions:

            GIE/OG will receive its sales commissions every four months.


Order Fulfillment:

            N2K will be responsible for all order processing as well as for the after sales service. However, GIE/OG will make its best efforts to create a mailing box, as well as provide e-mail for any possible customer complaints.


Web Site Advertising:

            In the event that GIE/OG shall seek to sell advertising on the French customized web pages of Music Boulevard, N2K and GIE/OG shall split the ad revenues equally among them, after payment of sales commissions (limited to [****]% unless a higher percentage has been mutually agreed upon). N2K shall retain all advertising revenues from non-French web pages on its U.S. sites.


Design:

            All design work will be performed by N2K, other than GIE/OG artwork, which will be made available by GIE/OG.


Design Fee:

            None.


Engineering:

            All programming and engineering within the Music Boulevard environment will be performed by N2K. Code that needs to reside on GIE/OG server will be developed by GIE/OG, with sample code and assistance from N2K, as needed.


Engineering Fee:

            None.

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Intellectual Property:

        N2k shall retain the ownership of all content and code developed by N2K for use on GIE/OG.


Music Wire:

        N2K and GIE/OG will consider the opportunity to create a French localized version of Music Wire, Music Boulevard's exclusive online music news feature. This new partnership will be subject to a separate agreement between the parties.


Spain:

        N2K and GIE/OG will enter into discussions to evaluate the possibility of extending this agreement to the Spanish market.




ACCEPTED BY:



        N2K INC.


        ____________________________
        James E. Coane
        President

        Date:  12/6/96


        GROLIER INTERACTIVE EUROPE ONLINE


        By:  Fabrice Sergent

        Title:  Chairman and CEO

        Date:  12/6/96


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